UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2005 (May 18, 2005)

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware

1-7564

13-5034940

(State or other jurisdiction

(Commission File Number)

(I.R.S. Employer

of incorporation)

Identification No.)

200 Liberty Street, New York, New York

10281

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (212) 416-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR

230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-

12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

1.

Board of Directors Fees for 2005

For 2005, the Dow Jones & Company, Inc. (the “Company”) non-employee directors will receive an annual retainer of $100,000 (which includes a $30,000 cash component and a $70,000 deferred stock equivalent unit component.).  The cash portion of the annual retainer is paid on a quarterly basis (i.e., $7,500 per quarter).  The deferred stock equivalents are credited on a quarterly basis to an account maintained by the Company for the benefit of each director (i.e., $17,500 of stock equivalents is credited to his or her account per quarter.)  Meeting fees are paid for attendance at board of directors and committee meetings.  Currently, the amounts of the meeting fees are as follows: a) $2,500 for attendance at each board meeting and b) $2,000 for attendance at each board committee meeting.  Chairs of board committees will receive an additional $10,000 annual retainer.

2.           Non-Employee Directors Deferred Compensation Program

The Company maintains an elective deferred compensation program in order to provide the board of directors with the opportunity to defer the receipt of certain of their income for a specified period of time.  A director may elect to defer, in whole or in part, the following components of his or her compensation:  a) the cash portion of the annual retainer; b) meeting fees and c) the committee chairperson retainer.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2005, the Board of Directors of Dow Jones & Company, Inc. (the “Company”) elected John M. Engler to the Board to serve until the next annual meeting of shareholders pursuant to the provision of the Company’s certificate of incorporation that allows directors to fill Board vacancies.  The Board has not yet determined which Board committee or committees Mr. Engler will join.

There is no arrangement or understanding between Mr. Engler and any other individual pursuant to which Mr. Engler was selected as a director.

Item 9.01 .  Financial Statements and Exhibits

 (c)  Exhibits

99.1

Press Release dated May 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.

Date:	May 24, 2005	By:	/ s / Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.

Description

99.1

Press Release dated May 18, 2005.

Investor Contact:

Dow Jones & Company

Mark Donohue

200 Liberty Street

Director, Investor Relations

New York, NY 10281

(609) 520-5660

Media Contacts:

Amy Wolfcale

Vice President, Corporate Communications

O-(212) 416-3213

C-(917) 576-8767

Robert H. Christie

Director, Corporate Communications

O-(212) 416-2636

C-(201) 704-4880

John M. Engler Elected to Dow Jones & Company Board of Directors

NEW YORK (May 18, 2005)—Dow Jones & Company (NYSE: DJ) announced that effective today, John M. Engler, 56, has been elected to the Company’s board of directors.  Mr. Engler is president and chief executive officer of the National Association of Manufacturers (NAM), the largest industry trade group in America, representing small and large manufacturers in every industrial sector, as well as in all 50 states.  He became president of NAM on October 1, 2004.

Mr. Engler fills an existing vacancy on the Dow Jones board, bringing the total number of directors to 16.

"We are delighted that John Engler is joining the Dow Jones Board," said Peter R. Kann, chairman and chief executive officer of Dow Jones.  "As the CEO of the National Association of Manufacturers -- and the former governor of the State of Michigan -- he brings a wide range of experience to the Board along with a well-deserved reputation for good judgment and strong leadership.  We believe that Mr. Engler will be an excellent addition to the Board."

Mr. Engler was president of State and Local Government Affairs and vice president of Government Solutions for North America for Electronic Data Systems (EDS) in Herndon, VA, from February 2003 to September 2004.  He served as governor of the State of Michigan from 1991 to 2003.  As governor, Mr. Engler inherited a $1.8 billion state-budget deficit and turned it into a $1.2 billion surplus.  Prior to becoming Michigan’s 46th Governor, Mr. Engler had served for 20 years in the Michigan State Legislature -- including seven years as state senate majority leader.  He was the youngest person ever elected to the Michigan State House of Representatives.

Mr. Engler also serves on the boards of Munder Capital Management, Northwest Airlines and Universal Forest Products, Inc.

# # #

About Dow Jones & Company
In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.  The Wall Street Journal Online network of sites includes The Wall Street Journal Online at WSJ.com, the world’s largest subscription news site, with 731,000 subscribers, MarketWatch.com and its licensing operations, Barron’s Online, CareerJournal.com, CollegeJournal.com, RealEstateJournal.com, StartUpJournal.com and OpinionJournal.com.